Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Current Report on Form 8-K/A of Two Harbors Investment Corp. dated September 27, 2018 of our report dated February 15, 2018 related to the financial statements of CYS Investments, Inc. as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016, and 2015.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 27, 2018